SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             -----------------------
                                    FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934
       Date of Report (Date of Earliest Event Reported): November 12, 2002

                             -----------------------

                                    Castelle

             (Exact Name of Registrant as Specified in Its Charter)



                                   California

                 (State or Other Jurisdiction of Incorporation)



               000-22020                                 77-0164056
         (Commission File)                     (IRS Employer Identification No.)


            855 Jarvis Drive
               Suite 100
        Morgan Hill, California                            95037
(Address of Principal Executive Offices)                 (Zip Code)



                                 (408) 852-8000

              (Registrant's Telephone Number, Including Area Code)



                                 Not Applicable

          (Former Name or Former Address, if Changed Since Last Report)





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Item 5:    Other Events


     On November 12, 2002, Castelle repurchased 1,600,000 shares of its common stock at a price of $1.10 per share in a private transaction. Of the 1,600,000 shares repurchased, 439,560 shares were repurchased from WebFinancial Corporation, which is a beneficial holder of more than 5% of the common stock and 281,630 shares were repurchased from Jack L. Howard, who was a member of the Board of Directors of Castelle and a beneficial holder of more than 5% of the common stock.

     As part of the transaction, Mr. Howard agreed pursuant to standstill provisions within the agreement that for five years neither he nor any of his affiliates would: acquire any of Castelle's assets; purchase Castelle's shares; pursue a tender offer or exchange offer relating to Castelle; participate in any recapitalization, restructuring or extraordinary transaction with respect to Castelle; solicit any proxies or consents to vote any securities of Castelle; form or participate in a group with respect to the voting securities of Castelle; or nominate any person as a member of the Board of Directors of Castelle. WebFinancial Corporation and its affiliates agreed to similar restrictions for a period of one year. In addition, Castelle received proxies to vote all 1,600,000 or the repurchased shares, and Mr. Howard resigned from Castelle's Board of Directors.

     In connection with the transaction described above, the Board of Directors of Castelle increased the authorization for stock repurchases to $2,500,000, from the previous maximum of $1,500,000. Following the repurchase described above, Castelle is authorized, from time to time at market prices, to repurchase up to $750,000 of its common stock for cash in open market, negotiated or block transactions. Castelle announced its Stock Buyback Program on October 16, 2002, and commenced repurchase on October 28, 2002.



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                                    SIGNATURE
         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2002


                                    Castelle



                                    By:    /s/ Scott C. McDonald
                                           -----------------------
                                           Scott C. McDonald,
                                           President and Chief Executive Officer